UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2005

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Executive Bonus Plan

On June 8, 2005, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved a cash bonus plan for executive officers of the Company based on the Company achieving its budgeted pre-tax profit for 2005. The cash bonuses may range from 50% to a maximum of 150% of the target amount (based on the amount of actual pre-tax profit relative to the budgeted amount). The target bonus for each of Messrs. Mince, Murphy and Dr. Chung is 30% of 2005 base salary, and for Mr. Hawkins is 50% of 2005 base salary. Mr. Traverso’s bonus is comprised of payments made pursuant to a sales compensation plan that is paid on a regular basis throughout the year. The payment of bonuses pursuant to this plan is at the discretion of the Board of Directors.

Non-Employee Director Compensation

On June 8, 2005, the Compensation Committee approved an increase in the fees paid to members of the Audit Committee for attendance at committee meetings from $500 to $1,000. The Compensation Committee also approved payment of an annual retainer of $3,000 to the Chairman of each of the Compensation and Nominating and Corporate Governance Committees, such retainer to be paid in addition to the other fees they receive for their service as Directors.

Amended and Restated 2000 Stock Awards Plan

On June 9, 2005, the stockholders of the Company approved the Amended and Restated 2000 Stock Awards Plan (the “Restated Plan”) as approved by the Board of Directors in March 2005. The Restated Plan was amended to broaden the types of equity awards available and establish quantitative and qualitative performance factors to be used as criteria for the award and vesting of certain types of equity awards. In particular, the Restated Plan now allows for the grant of restricted stock awards, stock bonuses, stock appreciation rights, and restricted stock units. The Restated Plan is attached as Exhibit 10.1 to this Report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated 2000 Stock Awards Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: June 14, 2005	By:	/s/ STEVEN J. MURPHY
Steven J. Murphy
Vice President Finance

Exhibit No.	Description

10.1	Amended and Restated 2000 Stock Awards Plan